                                  EXHIBIT 11.1

                STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

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
                                                                      Years Ended                          Quarters Ended
                                                         ----------------------------------------     -------------------------
                                                           July 29,      July 28,       July 26,      October 27,   October 25,
                                                            1994           1995           1996           1995          1996
                                                         ----------     ----------     ----------     -----------   -----------
Net income (loss)......................................  $ (773,000)    $  723,000     $2,849,000      $  559,000    $2,015,000
                                                         ==========     ==========     ==========      ==========    ==========
Shares outstanding.....................................   9,000,000      9,000,000      9,000,000       9,000,000     9,000,000
Net incremental shares from assumed exercise of options
  using the treasury stock method......................     171,950        171,950        171,950         171,950       171,950
                                                         ----------     ----------     ----------      ----------    ----------
Total shares used in computation of EPS................   9,171,950      9,171,950      9,171,950       9,171,950     9,171,950
                                                         ==========     ==========     ==========      ==========    ==========
Earnings per share.....................................  $    (0.08)    $     0.08     $     0.31      $     0.06    $     0.22
                                                         ==========     ==========     ==========      ==========    ==========
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